UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2010

HOVNANIAN ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8551 (Commission File Number)	22-1851059 (I.R.S. Employer Identification No.)

110 West Front Street

P.O. Box 500

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

(732) 747-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since

Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Hovnanian Enterprises, Inc. (the “Company” or “our”) is considering an investment of approximately $40 million in a newly formed company (“Newco”). This investment would represent a non-controlling ownership interest in Newco of approximately 10%.

Newco would identify, acquire and develop land parcels and finished residential building lots located primarily in major U.S. homebuilding markets for sale to homebuilders as residential building lots under option and purchase agreements. Ara Hovnanian, the Chairman of our Board of Directors and our Chief Executive Officer, will become the non-executive Chairman of the Board of Directors of Newco, while continuing in his positions for our Company. Newco would acquire land parcels located in major U.S. homebuilding markets and enter into lot option contracts with us and other homebuilders for the delivery of finished residential building lots, which are lots that are fully developed, entitled and permit-ready for residential home construction when the homebuilders are ready to commence construction, or on a “just-in-time” basis. We are contemplating entering into an exclusive preferred sourcing arrangement with Newco that covers our current geographic footprint. The agreement would provide for an exclusivity period of three years during which the Company would generally be required to present to Newco all investment opportunities meeting specified criteria that are identified, sourced, procured and/or acquired by us, or presented by a third party to us, and located both within and outside our geographic footprint. In addition, during the three-year exclusivity period, Newco would generally be required to present to us all investment opportunities meeting specified criteria that are identified, sourced, procured and/or acquired by Newco and located within our geographic footprint. Newco would not be obligated to present to us any investment opportunities located outside our geographic footprint, whether identified, sourced, procured and/or acquired by Newco or presented to Newco by third parties, at any time during the term of the agreement. We expect to offer a substantial number of land acquisition opportunities to Newco during the three-year term of this arrangement.

Pursuant to the preferred sourcing agreement, the Company would sell certain properties to Newco and enter into lot option contracts with respect thereto at the time of its equity investment. Lot option contracts under the preferred sourcing agreement would include predetermined lot take down schedules and prices that provide Newco an internal rate of return of 20% plus an additional contingent payment of 25% of the amount by which the actual direct margin, based on the actual home sale revenue and direct costs, exceeds the Company’s projected direct margin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOVNANIAN ENTERPRISES, INC.
(Registrant)
By:	/s/ J. Larry Sorsby
Name: J. Larry Sorsby
Title: Executive Vice President and Chief Financial Officer

Date: March 4, 2010